Exhibit 99.1
Chart Industries Reports 2015 Second Quarter Results

Cleveland, Ohio - July 30, 2015 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy and biomedical industries, today reported results for the second quarter ended June 30, 2015. Highlights include:

•	Strong Distribution & Storage orders in U.S.

•	Announces global alliance with LNG Limited and pending equipment order for Magnolia LNG project

•	Completes Thermax acquisition

Net income for the second quarter of 2015 was $17.2 million, or $0.56 per diluted share. Second quarter 2015 earnings would have been $0.60 per diluted share excluding $1.7 million, or $0.04 per diluted share, of facility shutdown and severance costs recorded in the quarter. This compares with net income of $20.1 million, or $0.65 per diluted share, for the second quarter of 2014. Second quarter 2014 earnings would have been $0.70 per share excluding $2.0 million, or $0.04 per diluted share, of acquisition-related and facility start-up costs in that period, as well as a $0.01 per diluted share impact associated with Chart’s Convertible Notes.

Net sales for the second quarter of 2015 decreased 12% to $270.3 million from $306.8 million in the comparable period a year ago. Gross profit for the second quarter of 2015 was $74.9 million, or 27.7% of sales, versus $92.2 million, or 30.0% of sales, in the comparable quarter of 2014.

“Low and uncertain global oil pricing continues to cause customers to delay investment decisions, especially in China, and impacts our ability to predict future order timing. Despite these headwinds, we delivered solid second quarter performance in most businesses through a focus on core demand as well as disciplined execution and cost control,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer.

Mr. Thomas continued, “We remain confident in the long-term fundamental global drivers of our business. This is evidenced by the pending award for the four-train Magnolia LNG export project being developed by LNG Limited at Lake Charles, Louisiana, and the related global alliance agreement under which Chart and LNG Limited will collaborate on future LNG projects. We expect a staged release of the Magnolia LNG order commencing in the third quarter with a commitment for all four trains by the end of 2015. The total order value is expected to be in excess of $80 million. We continue to be encouraged by the interest for North American multi-train LNG export facilities. In addition, we are pleased to have successfully completed the acquisition of vaporizer manufacturer Thermax. We remain steadfast in our pursuit of additional strategic growth opportunities.”

Backlog at June 30, 2015 was $524.7 million, down 14% from the March 31, 2015 level of $608.7 million. Reported orders for the second quarter of 2015 were $183.5 million compared with $219.5 million for the first quarter of 2015. Orders and backlog were reduced in the second quarter of 2015 by $47.6 million to address changes in Distribution and Storage (“D&S”) Asia backlog as circumstances indicate that customers were unlikely to fulfill their original obligations primarily due to the impact of lower oil prices and the continued economic slowdown in China. Orders for the second quarter of 2015 would have been $231.1 million, excluding the $47.6 million in orders we removed from backlog. Absent these adjustments, D&S orders were up sequentially driven by strong orders in the U.S.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2015 decreased $8.0 million compared with the same period in 2014 to $45.6 million, or 16.9% of sales. SG&A expenses in the second quarter of 2014 were 17.5% of sales. The decrease was largely due to lower variable based incentive compensation, lower bad debt expense and impact from our cost reduction initiatives.

Net interest expense was $4.0 million for the second quarter of 2015, which included $2.9 million of non-cash accretion expense associated with the Company’s Convertible Notes. Net cash interest was $1.1 million.

Income tax expense was $6.9 million for the second quarter of 2015 and represented an effective tax rate of 28.7% compared with $8.8 million in the prior year quarter, or an effective tax rate of 30.2%. The decrease in the effective tax rate was primarily due to the effect of income earned by certain of the Company’s foreign entities which are taxed at lower rates.

SEGMENT HIGHLIGHTS

Energy and Chemicals (“E&C”) segment sales decreased 1.7% to $91.3 million for the second quarter of 2015 compared with $93.0 million for the same quarter in the prior year. The decline was due to lower sales volume in brazed aluminum heat exchangers within industrial gas applications which was partially offset by improved project mix in process systems. E&C gross profit margins were 30.3% in the 2015 quarter compared with 26.5% in the same quarter of 2014. Improved project mix and execution in the current quarter and the absence of start-up costs related to the La Crosse expansion and Wuxi acquisition incurred in the prior year quarter drove the margin improvement.

D&S segment sales decreased 18.3% to $121.8 million for the second quarter of 2015 compared with $149.1 million for the same quarter in the prior year. Lower LNG sales volume, driven by low oil prices, reduced China industrial activity and the strength of the U.S. dollar contributed to the decline. D&S gross profit margins were 23.4% compared with 30.6% in the prior year quarter. Lower volume, restructuring costs associated with the Owatonna, Minnesota shutdown and other cost reduction initiatives, and product mix led to the margin decline. In addition, the prior year quarter included the favorable resolution of a partial contract cancellation, which improved margins approximately 1.5% during that period.
BioMedical segment sales decreased 11.8% to $57.1 million for the second quarter of 2015 compared with $64.8 million for the same quarter in the prior year. The decline is primarily due to lower respiratory sales volume in Europe and currency impact due to the strength of the U.S. dollar. BioMedical gross profit margin declined to 32.8% in the quarter compared with 33.8% for the same period in 2014 due to lower volume and product mix.
OUTLOOK

Based on year to date results, first half order trends, including backlog reductions in China, the overall economic environment, particularly in China, and the recent decline in oil prices, the Company is lowering its previously announced 2015 guidance range. Sales are now expected to be in a range of $1.0 to $1.1 billion, and diluted earnings per share are now expected to be in a range of $1.40 to $1.60 per diluted share, on approximately 30.7 million weighted average shares outstanding. This excludes the impact from any restructuring costs. This revised guidance compares with previous sales guidance of $1.05 billion to $1.2 billion and earnings per diluted share of $1.60 to $2.10 per diluted share, which also excluded restructuring costs.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; a delay in the anticipated timing of LNG infrastructure build out or a delay or failure to receive orders, including expected orders referenced in this release; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; changes in government energy policy or the failure of expected changes in policy to materialize; our ability to successfully manage our operational expansions; the modification or cancellation of orders in our backlog; challenges and uncertainties associated with efforts to acquire and integrate product lines or businesses; economic downturns and deteriorating financial conditions; potential future impairment of the Company’s significant goodwill and other intangibles; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; changes in government healthcare regulations and reimbursement policies; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property, employment and environmental claims; general economic, political, business and market risks associated with the Company’s international operations and transactions; variability in operating results associated with unanticipated increases in warranty returns of Company products; loss of key employees and deterioration of employee or labor relations; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; our ability to protect our intellectual property; technological security threats; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; changes in regulations governing the export of our products; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. For more information, visit: http://www.chartindustries.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by SEC rules are used.  The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its second quarter 2015 results on a conference call on Thursday, July 30, 2015 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 81666633. The telephone replay will be available beginning 1:30 p.m. ET, Thursday July 30, 2015 until 11:59 p.m. ET, Thursday, August 6, 2015.

For more information, click here:
http://ir.chartindustries.com/
Contact:

Ken Webster	or	Kevin Blount
Vice President, Chief Accounting		Vice President, Strategy and
Officer and Controller		Business Development
216-626-1216		216-626-1216
ken.webster@chartindustries.com		kevin.blount@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Sales	$270,252	$306,810	$515,357	$573,050
Cost of sales	195,372	214,629	367,954	403,323
Gross profit	74,880	92,181	147,403	169,727
Selling, general and administrative expenses	45,628	53,662	98,790	104,573
Amortization expense	4,123	4,475	8,527	8,964
Operating expenses, net	49,751	58,137	107,317	113,537
Operating income (1)	25,129	34,044	40,086	56,190
Other expenses:
Interest expense, net	3,999	4,137	7,921	8,286
Financing costs amortization	321	327	647	653
Foreign currency (gain) loss	(3,141)	391	(77)	509
Other expenses, net	1,179	4,855	8,491	9,448
Income before income taxes	23,950	29,189	31,595	46,742
Income tax expense	6,868	8,818	9,238	14,032
Net income	17,082	20,371	22,357	32,710
Noncontrolling interests, net of taxes	(75)	302	(46)	644
Net income attributable to Chart Industries, Inc.	$17,157	$20,069	$22,403	$32,066
Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.56	$0.66	$0.73	$1.06
Diluted	$0.56	$0.65	$0.73	$1.03
Weighted average number of common shares outstanding:
Basic	30,495	30,389	30,481	30,368
Diluted (2)	30,735	30,978	30,693	31,170
_______________

(1)
Includes depreciation expense of $7,085 and $5,713 for the three months ended June 30, 2015 and 2014, respectively, and $14,057 and $11,396 for the six months ended June 30, 2015 and 2014, respectively.

(2)
Includes an additional 320 and 529 shares related to the Convertible Notes in the Company’s diluted earnings per share calculation for the three and six months ended June 30, 2014, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under GAAP. If the hedge could have been considered, it would have reduced the additional shares by 320 and 529 for the three and six months ended June 30, 2014, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Cash Provided By Operating Activities	$7,118	$21,482	$8,618	$42,343
Investing Activities
Capital expenditures	(9,651)	(15,248)	(24,479)	(25,665)
Payments for land use rights	(11,043)	—	(11,043)	—
Advance payment on acquisition	—	4,624	—	—
Proceeds from sale of assets	192	1,657	200	1,691
Acquisition of businesses	—	(11,943)	(320)	(11,943)
Net Cash Used In Investing Activities	(20,502)	(20,910)	(35,642)	(35,917)
Financing Activities
Borrowings on revolving credit facilities	12,377	4,601	12,377	7,884
Repayments on revolving credit facilities	(743)	—	(743)	(3,252)
Payments on long-term debt	—	(937)	—	(1,875)
Payment of contingent consideration	(611)	(741)	(611)	(741)
Proceeds from exercise of stock options	47	108	469	624
Excess tax (deficiency) benefit from share-based compensation	(12)	163	(494)	1,727
Common stock repurchases	(15)	(117)	(823)	(3,291)
Dividend distribution to noncontrolling interest	—	(1,206)	—	(1,206)
Other financing activities	—	—	(157)	—
Net Cash Provided By (Used In) Financing Activities	11,043	1,871	10,018	(130)
Effect of exchange rate changes on cash	1,859	(188)	(3,765)	(967)
Net (decrease) increase in cash and cash equivalents	(482)	2,255	(20,771)	5,329
Cash and cash equivalents at beginning of period	83,367	140,419	103,656	137,345
Cash and Cash Equivalents At End of Period	$82,885	$142,674	$82,885	$142,674

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$82,885	$103,656
Other current assets	528,714	511,450
Property, plant and equipment, net	264,676	257,645
Goodwill	404,054	405,522
Identifiable intangible assets, net	156,349	153,666
Other assets, net	29,374	30,124
TOTAL ASSETS	$1,466,053	$1,462,063

LIABILITIES AND EQUITY
Current liabilities	$262,712	$287,759
Long-term debt	209,753	204,099
Other long-term liabilities	82,364	83,125
Equity	911,224	887,080
TOTAL LIABILITIES AND EQUITY	$1,466,053	$1,462,063

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Sales
Energy & Chemicals	$91,339	$92,954	$178,809	$179,100
Distribution & Storage	121,813	149,105	226,884	278,627
BioMedical	57,100	64,751	109,664	115,323
Total	$270,252	$306,810	$515,357	$573,050
Gross Profit
Energy & Chemicals	$27,680	$24,613	$52,543	$49,336
Distribution & Storage	28,485	45,684	58,533	82,026
BioMedical	18,715	21,884	36,327	38,365
Total	$74,880	$92,181	$147,403	$169,727
Gross Profit Margin
Energy & Chemicals	30.3%	26.5%	29.4%	27.5%
Distribution & Storage	23.4%	30.6%	25.8%	29.4%
BioMedical	32.8%	33.8%	33.1%	33.3%
Total	27.7%	30.0%	28.6%	29.6%
Operating Income (Loss) (1)
Energy & Chemicals	$19,958	$16,042	$35,940	$32,649
Distribution & Storage	11,367	24,222	22,642	42,309
BioMedical	6,225	7,424	9,878	9,819
Corporate	(12,421)	(13,644)	(28,374)	(28,587)
Total	$25,129	$34,044	$40,086	$56,190
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(1)
Includes acquisition-related retention and other start-up costs, facility shutdown and other severance costs of $1,650 and $1,968 for the three months ended June 30, 2015 and 2014, respectively, and $2,510 and $2,787 for the six months ended June 30, 2015 and 2014, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	June 30, 2015	March 31, 2015
Orders
Energy & Chemicals	$22,690	$42,649
Distribution & Storage (1)	101,964	124,031
BioMedical	58,891	52,867
Total	$183,545	$219,547
Backlog
Energy & Chemicals	$181,603	$249,778
Distribution & Storage	322,271	340,477
BioMedical	20,793	18,436
Total	$524,667	$608,691
_______________

(1)
Second quarter 2015 D&S segment orders were reduced approximately $47,600 related to orders previously received in D&S Asia where circumstances indicate the customer would not fulfill their obligation.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,
	2015	2014
Earnings per diluted share	$0.56	$0.65
Severance costs	0.02	—
Acquisition-related retention costs	—	0.02
Facility startup costs	—	0.02
Owatonna, MN leased facility shutdown	0.02	—
Dilution impact of convertible notes	—	0.01
Adjusted earnings per diluted share	$0.60	$0.70